Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Reports First Quarter 2008 Results;

Record Bookings of $236 Million

NEWPORT BEACH, Calif. – April 28, 2008 – The TriZetto Group, Inc. (NASDAQ: TZIX) today reported diluted earnings per share (EPS) for the first quarter of 2008 of $0.09 on revenue of $106.8 million. The company reported record new contract bookings of $236.4 million and record net cash provided by operating activities of $37.4 million, which grew 52% over the prior year quarter.

“First quarter bookings reflect robust demand for TriZetto’s solutions that help payers reduce administrative workload and costs, and improve the cost and quality of care they deliver to their members,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “Recent announcements from the managed care industry demonstrate the continuing need for the benefits we can bring.”

Financial Summary (in millions, except per share amounts)

	Quarter Ended Mar. 31, 2008	Quarter Ended Mar. 31, 2007	Change
Revenue	$106.8	$113.5	(6)%
Bookings	$236.4	$99.9	137%
Total Backlog	$1,144.8	$964.8	19%
Income Before Taxes	$7.3	$10.3	(29)%
Effective Tax Rate	40.0%	42.5%	250bps
Net Income	$4.4	$5.9	(25)%
Basic EPS	$0.10	$0.13	(23)%
Diluted EPS	$0.09	$0.12	(25)%
Adjusted EBITDA*	$20.1	$23.8	(16)%
Cash Resources and long-term investments	$231.1	$67.7	242%
Net Cash Provided by Operating Activities	$37.4	$24.6	52%
Capital Expenditures	$4.1	$6.5	37%

*	Definition and reconciliation to GAAP are included in the attached financial schedules

Revenue

First-quarter 2008 revenue totaled $106.8 million, a decrease of 6% from $113.5 million in the 2007 first quarter. A $0.3 million increase in services revenue included an increase of $3.4 million in software maintenance, which was offset by a ($3.0) million decline in consulting and other services revenue and a ($0.1) million decline in outsourced services. Software products revenue decreased ($7.0) million from the prior year. As a result, recurring revenue represented 58.0% of total revenue in the first quarter 2008, compared to 50.4% in the 2007 quarter.

“Lower than planned consulting revenue was predominantly driven by slower than expected ramp-up of a couple of major implementations,” noted Kathleen Earley, TriZetto’s president and COO. “However,

consulting bookings in the quarter were a record $115 million, indicating this was predominantly a timing issue. Although software bookings were a record $76 million, software revenue in the first quarter was affected by the timing of revenue recognition for the Blue Shield of California contract.

New Business Bookings

First-quarter 2008 new contract bookings were $236.4 million, and included $115.0 million of contracts for consulting, implementation, software customization and other services; $76.3 million for software product contracts; and $45.1 million for outsourced services contracts (software hosting, business process outsourcing and other services). Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next based upon a number of factors including product mix.

Backlog

The company’s total revenue backlog reached a record level of approximately $1.1 billion at March 31, 2008, compared to $965 million at March 31, 2007 and $983 million at December 31, 2007. Twelve-month revenue backlog was approximately $311 million at March 31, 2008, compared to $237 million at March 31, 2007 and $238 million at December 31, 2007. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

First-quarter 2008 net income was $4.4 million, or $0.09 per diluted share, compared to $5.9 million, or $0.12 per diluted share, for the year-ago first quarter. The company’s effective tax rate was approximately 40.0% in the first quarter 2008, versus 42.5% in the first quarter 2007. Basic EPS for the first quarter 2008 was $0.10, compared to $0.13 in the first quarter of 2007. Adjusted EBITDA for the first quarter 2008 was $20.1 million, compared to $23.8 million in the first quarter last year.

Gross Margin, R&D and SG&A

Gross margin, excluding amortization of acquired technology and intangibles, for the first quarter of 2008 was 50.9%, compared to 51.7% for the first quarter a year ago. The decline was driven primarily by a lower-margin mix of revenue, offset by operating efficiencies and improved pricing.

Research and development expenses in the first quarter 2008 were $15.1 million, representing 14.1% of first-quarter revenue, compared to $15.7 million, or 13.9% of revenue, for the year-ago quarter. The small decrease reflected a number of offsetting factors. Lower compensation costs and reduced utilization of outside contractors were offset by higher levels of maintenance support work performed by the development team and increases in R&D investment in infrastructure and technology.

Selling, general and administrative expense for the first quarter of 2008 was $28.0 million, or 26.2% of revenue, compared to $27.8 million, or 24.5% of revenue, in the year-ago quarter. The increase was primarily due to higher compensation costs for increased headcount and annual merit increases, an increase in commissions, and higher expenses for sales and marketing, which were largely offset by lower utilization of outside contractors and reductions in recruiting and other professional fees.

TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures, such as Adjusted EBITDA, recurring and non-recurring revenue and other measures, believing that these provide additional information for investors to evaluate the company’s financial performance. Definitions of non-GAAP measures and reconciliation to GAAP measures are included in the attached financial schedules.

Cash Resources, Investments and Cash Flow

Cash, restricted cash and short-term investments totaled $162.2 million at March 31, 2008, versus $67.7 million at March 31, 2007. Additionally, the company held auction rate securities fair valued at $68.9 million (par valued at $72.3 million) as of March 31, 2008. These securities have been classified as long-term investments and collateralized by student loans that are substantially backed by the federal government and state agencies. Beginning in February 2008, auctions for these securities failed due to conditions in the market. A failed auction results in a lack of liquidity, but does not signify a default by the issuer. All of these securities continue to be rated AAA by Standard & Poor’s or Aaa by Moody’s. On March 31, 2008, the company recorded a temporary impairment charge to stockholders’ equity of approximately $3.4 million primarily based on a valuation provided by the company’s investment advisor. While there is no reliable current trading market for these securities, the company does not expect that to affect any of its current operating or strategic plans.

Net cash provided by operating activities for the first quarter 2008 was $37.4 million, or $0.88 per basic share and $0.62 per diluted share, versus $24.6 million, or $0.56 per basic share and $0.51 per diluted share, in the year-ago quarter. Capital expenditures in the first quarter 2008 were $4.1 million, versus $6.5 million in the year-ago quarter. Days sales outstanding for the first quarter 2008 was 88 days, versus 74 days in the year-ago quarter.

Confirmed Guidance for 2008

For the full year 2008, TriZetto expects between $480 and $500 million of revenue, representing a 10 to 14% growth rate from continuing operations and reflecting the company’s planned exit from non-strategic on-site administrative BPO and ClaimsLink services, which generated approximately $15 million of revenue in 2007. TriZetto expects diluted EPS to be $0.67 to $0.74 on a diluted share count of approximately 62 million shares. Basic EPS is expected to be $0.88 to $0.98 on basic share count of approximately 43 million.

Adjusted EBITDA for 2008 is expected to be between $115 and $122 million, an increase of 19% to 26% over 2007 Adjusted EBITDA. Capital expenditures in 2008 are expected to be between $28 and $30 million. The diluted share count for 2008, which is determined as if both of the company’s convertible debt issuances are fully converted to equity, is expected to be approximately 62 million. If the issuances, which may be settled in cash or stock, were treated as debt, the diluted share count for 2008 would be approximately 46 million.

The company is no longer providing quarterly guidance, as it has entered into a definitive agreement to be acquired by Apax Partners for $22 per share in cash. That announcement was made on April 11, 2008. The transaction is expected to close in four to six months.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the year’s results. Investors may access the webcast through TriZetto’s web site, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call. Investors may also dial in by telephone. The live call number is 210-234-0003 with a conference ID of TZIX. The replay is available at 203-369-0299.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

TriZetto is Powering Integrated Healthcare Management™. With its technology touching nearly half of the U.S. insured population, TriZetto is uniquely positioned to drive the convergence of health benefit administration, care management and constituent engagement. The company provides premier information technology solutions that enable payers and other constituents in the healthcare supply chain to improve the coordination of benefits and care for healthcare consumers. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto's services, future service offerings, change of control, industry trends, client and partner relationships, TriZetto's operational capabilities, future financial structure, uses of cash, anticipated dilution or accretion of acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto's implementation of its business plan, the market's acceptance of TriZetto's new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto's services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto's service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; risks associated with rapidly changing technology; and the risk that TriZetto’s proposed acquisition by Apax Partners is not consummated; as well as the other risks identified in TriZetto's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of April 28, 2008. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors	Media:
	Brad Samson	Melissa Bruno
	949-719-2220	(781) 684-6652
	brad.samson@trizetto.com	MBruno@schwartz-pr.com

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as the revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year service revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance with periods up to seven years), term software license fees, and consulting contracts. Consulting revenue is included in the backlog when the revenue from such consulting contract is expected to be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

Recurring and Non-recurring Revenue

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measures, “Recurring” and “Non-recurring” revenue. Recurring revenue includes the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our software products. Also included in recurring revenue are sales from the licensing of our software for which customers do not receive a perpetual right to use the software. Non-recurring revenue includes consulting fees and other revenue. Also included in non-recurring revenue are sales from the licensing of our software for which customers pay a one-time fee to receive a perpetual right to use the software. We use Recurring Revenue and Non-recurring Revenue to provide valuable supplemental information to our investors regarding our operating performance. Recurring Revenue and Non-recurring Revenue are not recognized terms under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Recurring Revenue and Non-recurring Revenue identically, our definitions of Recurring Revenue and Non-recurring Revenue may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and using Recurring Revenue and Non-recurring Revenue supplementally.

Adjusted EBITDA

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA,” as originally defined in our press release dated October 25, 2005. We define Adjusted EBITDA as net income, excluding the impact of interest expense, income taxes, depreciation and amortization, charges for legal settlements, charges for facility closures and asset impairment, stock-based compensation expense, performance units expense, charges for expected future loss on contracts and changes in the fair value of derivative liabilities. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for legal settlements, facility closures, asset impairment, future loss on contracts and changes in the fair value of derivative liabilities can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes, and we have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

In the first quarter of 2008, we excluded from Adjusted EBITDA a gain from the sale of the Decipher software product in the amount of $240,000. We excluded this gain from Adjusted EBITDA as it related to a one-time sale of an asset and therefore is not indicative of our ongoing operations. During the first quarter of 2007, we also excluded a gain of $11,000 from our credentialing and verification business. We excluded this gain from Adjusted EBITDA as it related to a business we had decided to exit and therefore is not indicative of our ongoing operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. Consistent with our definition noted above to exclude stock-based compensation expense, Adjusted EBITDA excludes the impact of the equity expense of SFAS 123R and other stock-based compensation expenses.

In the first quarter of 2008, we granted cash-based performance units in lieu of restricted stock awards. The performance units are aligned with our multi-year strategic revenue targets. The expense for the performance units may be adjusted each period based on the current quarter contribution towards those multi-year targets and the overall likelihood of payment. Since performance units expense may fluctuate dramatically from period to period, we have excluded it from Adjusted EBITDA to better reflect our normalized operating results.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facility closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

Reconciliation of Non-GAAP Financial Measures

The following schedule provides revenue information as it would be reported if we were to use the terms Recurring and Non-recurring revenue for the periods indicated (in thousands):

	Three Months Ended March 31,
	2008	2007
Revenue
Recurring revenue	$61,921	$57,224
Non-recurring revenue	44,899	56,279

Total revenue	$106,820	$113,503

The following schedule provides a reconciliation of GAAP Net income to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended March 31,
	2008	2007
Net income	$4,402	$5,896
Interest expense (income), net	1,103	1,888
Provision for income taxes	2,934	4,363
Operating depreciation and amortization	5,753	5,732
Amortization of acquired technology	1,421	1,710
Amortization of acquired other intangible assets	1,383	1,301
Stock-based compensation	2,589	2,912
Performance units expense	781	—
Restructuring, impairment and other charges	(240)	(11)

Adjusted EBITDA	$20,126	$23,791

The following schedule provides the calculation of Cash Flow provided by Operating Activities per Basic and Diluted Shares Outstanding for the periods indicated (in thousands, except per share data):

	Three Months Ended March 31,
	2008	2007
Cash provided by operating activities	$37,404	$24,565
Weighted average shares outstanding:
Basic	42,321	43,856

Diluted	60,227	47,825

Cash provided by operating activities per share:
Basic	$0.88	$0.56

Diluted	$0.62	$0.51

The following schedules provide a reconciliation of non-GAAP financial guidance for the periods indicated (in thousands):

	2008 Guidance
	Low Range	High Range
Adjusted EBITDA	$115,000	$122,000
Operating expenses
Operating depreciation and amortization	(23,500)	(23,500)
Amortization of acquired technology	(5,600)	(5,600)
Amortization of acquired other intangible assets	(5,400)	(5,400)
Stock-based compensation	(13,500)	(13,500)
Interest and other, net	(3,300)	(3,300)
Income taxes	(25,480)	(28,280)

Net income	$38,220	$42,420

The TriZetto Group, Inc.

Condensed Consolidated Statements of Income

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenue
Services and other	$90,047	$89,775
Products	16,773	23,728

Total revenue	106,820	113,503

Operating costs and expenses
Cost of revenue—services and other	47,874	49,599
Cost of revenue—products (excludes amortization of acquired technology)	4,618	5,203
Research and development	15,095	15,735
Selling, general and administrative	27,990	27,808
Amortization of acquired technology	1,421	1,710
Amortization of acquired other intangible assets	1,383	1,301

Total operating costs and expenses	98,381	101,356

Income from operations	8,439	12,147
Interest income	2,165	753
Interest expense	(3,268)	(2,641)

Income before provision for income taxes	7,336	10,259

Provision for income taxes	(2,934)	(4,363)

Net income	$4,402	$5,896

Net income for diluted EPS calculation	$5,202	$5,896

Net income per share:
Basic	$0.10	$0.13

Diluted (1)	$0.09	$0.12

Weighted average shares outstanding:
Basic	42,321	43,856

Diluted (1)	60,227	47,825

Other financial data (2):
Adjusted EBITDA	$20,126	$23,791
12-month backlog	$310,600	$236,700
Total backlog	$1,144,800	$964,800

(1)	For the three months ended March 31, 2008, the equity treatment of our long-term convertible debt on an as-if-converted basis yielded lower diluted earnings per share results; therefore, a total of 15.8 million shares and the after-tax effect of interest expense were included in the diluted earnings per shares calculation.
(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA.

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$162,239	$208,507
Accounts receivable, net	104,200	92,118
Prepaid expenses and other current assets	20,718	17,458
Deferred tax assets	10,273	10,273

Total current assets	297,430	328,356
Property and equipment, net	31,832	32,889
Capitalized software development costs, net	25,340	25,903
Long-term investments	68,925	—
Goodwill	200,219	200,219
Other intangible assets, net	71,741	74,545
Other assets	16,050	16,070

Total assets	$711,537	$677,982

Liabilities and stockholders' equity
Current liabilities:
Current portion of notes payable	$395	$53
Current portion of term loan	10,714	10,714
Current portion of capital lease obligations	917	1,108
Accounts payable	12,749	16,142
Accrued liabilities	31,185	53,079
Deferred revenue	94,449	41,356

Total current liabilities	150,409	122,452
Long-term convertible debt	330,000	330,000
Long-term revolving line of credit and term loan	56,250	60,250
Other long-term liabilities	7,268	6,370
Capital lease obligations	1,036	1,172
Deferred tax liabilities	3,827	2,817
Deferred revenue, non-current	5,107	7,265

Total liabilities	553,897	530,326

Common stock	44	44
Accumulated other comprehensive income (loss)	(3,375)	—
Additional paid-in capital	371,108	362,151
Accumulated deficit	(210,137)	(214,539)

Total stockholders' equity	157,640	147,656

Total liabilities and stockholders' equity	$711,537	$677,982